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                                                                    EXHIBIT 12.1


                LITTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions, except ratios)


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
                                         Three Months Ended                             Fiscal Year Ended
                                            October 31,                                     July 31,
                                       ----------------------   ------------------------------------------------------------------
                                          1999        1998         1999        1998           1997             1996        1995
                                       ----------  ----------   ----------  ---------   -----------------   ----------  ----------
Earnings
  Pre-tax Earnings from Continuing
    Operations                           $ 89.4      $ 78.7       $213.3      $302.3          $270.0          $253.6      $227.0

  Add: Pre-tax Earnings of
    Unconsolidated Finance Stubs            0.0         0.0          0.0         0.0             0.0             0.0         0.0

  Less: Net Earnings of
    Unconsolidated Financial Stubs          0.0         0.0          0.0         0.0             0.0             0.0         0.0
                                         ------      ------       ------      ------          ------          ------      ------

    Total Pre-tax Earnings               $ 89.4      $ 78.7       $213.3      $302.3          $270.0          $253.6      $227.0
                                         ======      ======       ======      ======          ======          ======      ======

Fixed Charges
  Interest expense (including
    capitalized interest)                $ 27.0      $18.2        $ 75.5      $ 59.8          $52.7           $ 26.5      $ 13.1

  Portion of rentals representative
    of interest factor                      5.8        4.5          19.9        16.0           13.6              9.6         7.1
                                         ------      ------       ------      ------          ------          ------      ------

    Total Fixed Charges                    32.8       22.7          95.4        75.8           66.3             36.1        20.2
                                         ------      ------       ------      ------          ------          ------      ------

  Less: Capitalized Interest
    included above, net of
    amortization                            0.1        0.1           0.4         0.3            (0.2)           (0.1)       (0.1)
                                         ------      ------       ------      ------          ------          ------      ------

     Subtotal                              32.7       22.6          95.0        75.5            66.5            36.2        20.3
                                         ------      ------       ------      ------          ------          ------      ------

Earnings Available for Fixed Charges     $122.1      $101.3       $308.3      $377.8          $336.5          $289.8      $247.3
                                         ======      ======       ======      ======          ======          ======      ======

Ratio of Earnings to Fixed Charges          3.7         4.5          3.2         5.0             5.1             8.0        12.2
                                         ======      ======       ======      ======          ======          ======      ======
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